As filed with the Securities and Exchange Commission on August 20, 1998
                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                   ----------

                           HIGHWOODS PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

Maryland                                                         56-1871668
(State of incorporation)                                      (I.R.S. Employer
                                                             Identification No.)

                         3100 Smoketree Court, Suite 600
                          Raleigh, North Carolina 27604
                                 (919) 872-4924
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                             With Copies to:
Ronald P. Gibson, President                  Brad S. Markoff, Esq.
Highwoods Properties, Inc.                   Alston & Bird LLP
3100 Smoketree Court, Suite 600              3605 Glenwood Avenue, Suite 310
Raleigh, North Carolina 27604                Raleigh, North Carolina 27612
(919) 872-4924                               (919) 420-2210

               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

   Title of each class of        Amount to be          Proposed maximum              Proposed maximum             Amount of
securities to be registered       registered     offering price per unit (1)     aggregate offering price      registration fee
---------------------------       ----------     ---------------------------     ------------------------      ----------------
Common Stock                       1,290,932              $28.34                         $36,585,013               $10,793

(1) Computed pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average high and low prices of the registrant's Common Stock reported on the New York Stock Exchange on August 19, 1998.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED AUGUST 20, 1998

                                1,290,932 Shares

                           HIGHWOODS PROPERTIES, INC.

                                  Common Stock

     Certain  selling  stockholders  are offering all of the shares of Highwoods
Properties, Inc.'s common stock under this prospectus. See "Selling Stockholders" on page 24. We register the resale of common stock we may issue upon the redemption of partnership units in Highwoods Realty Limited Partnership and upon the exercise of warrants to permit holders to sell their common stock without restriction. Such registration does not necessarily mean that the selling stockholders named in this prospectus will offer or sell any of these shares. We will not receive any proceeds from the sale of any of these shares. However, we have agreed to pay certain expenses of registering the common stock under the Federal and state securities laws.

     See "Risk Factors" beginning on page 4 for a discussion of certain factors that you should consider before you invest in the common stock being sold under this prospectus.

     Our common stock is listed on the New York Stock Exchange under the symbol "HIW." On August 17, 1998, the last reported sale price of our common stock was $28 9/16 per share. To ensure that we retain our status as a real estate investment trust, no person may own more than 9.8% of our outstanding shares of common stock, with certain exceptions.

     The selling stockholders may offer and sell common stock that they hold directly, or they may sell through agents or broker-dealers on terms to be determined at the time of sale. If required, we will provide an accompanying prospectus supplement with the names of any agent or broker-dealer, applicable commissions or discounts, and any other required information with respect to any particular offer. See "Plan of Distribution" on page 26. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

     The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of common stock may be deemed to be "underwriters" under the Securities Act of 1933. Any commission they receive and any profit on the resale of common stock may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Stockholders" beginning on page 24 for a description of certain indemnification arrangements between us and the selling stockholders.


     The Securities and Exchange Commission has not approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Nor has any state securities commission approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                  The date of this Prospectus is August , 1998.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              AVAILABLE INFORMATION

     Highwoods Properties, Inc. (the "Company") is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such information may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049, Room 1024, and at the Commission's New York regional office at Seven World Trade Center, New York, New York 10048 and at the Commission's Chicago regional office at Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661. Such information, when available, also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's home page on the Internet (http://www.sec.gov). In addition, the Company's common stock, $.01 par value per share ("Common Stock"), is listed on the New York Stock Exchange ("NYSE"), and such material can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock registered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is hereby made to such Registration Statement, exhibits and schedules. The Registration Statement may be inspected without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning a provision of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof:

     a. The Company's annual report on Form 10-K for the year ended December 31, 1997 (as amended on April 29, 1998 and May 19, 1998);

     b. The Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

     c. The description of the Common Stock of the Company included in the Company's registration statement on Form 8-A, dated May 16, 1994; and

     d. The Company's current reports on Form 8-K, dated January 9, 1997 (as amended on February 7, 1997, March 10, 1997 and April 28, 1998), August 27, 1997 (as amended on September 23, 1997), October 1, 1997, November 17, 1997, January 22, 1998, February 2, 1998, February 4, 1998, April 20, 1998, April 29, 1998, June 10, 1998, June 17, 1998,
          July 1, 1998 and July 3, 1998.

     All documents filed by the Company with the Commission pursuant to Sections 13(a) and 13(c) of the Exchange Act and any definitive proxy statements so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to
Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge upon written or oral request to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, a copy of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be made to: Highwoods Properties, Inc., Investor Relations, 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.


                                   THE COMPANY

     Unless the context otherwise requires, the term "Company" shall mean Highwoods Properties, Inc., predecessors of Highwoods Properties, Inc. and those entities owned or controlled by Highwoods Properties, Inc., including Highwoods Realty Limited Partnership.

     The Company is a self-administered and self-managed real estate investment trust ("REIT") that began operations through a predecessor in 1978. At July 31, 1998, the Company owned or had an ownership interest in 679 in-service office, industrial, retail and service center properties encompassing approximately 46.8 million rentable square feet and 18 multifamily communities with 2,324 apartment units (collectively, the "Properties"). At July 31, 1998, the Properties were located in 22 markets in North Carolina, Florida, Tennessee, Virginia, Georgia, Maryland, Missouri, Kansas, Iowa, South Carolina and Alabama.

     In addition, as of July 31, 1998, the Company had 43 properties (the "Development Projects") under development in its existing markets which will encompass approximately 4.3 million rentable square feet. At July 31, 1998, the Company also owned approximately 1,800 acres (and had agreed to purchase an additional 500 acres) of land for future development (the "Development Land").

     The Company conducts substantially all of its activities through, and substantially all of its interests in the Properties are held directly or indirectly by, Highwoods Realty Limited Partnership (the "Operating Partnership"). The Company is the sole general partner of the Operating Partnership and as of July 31, 1998, owned 84% of the common partnership interests (the "Common Units") in the Operating Partnership. The remaining Common Units are owned by limited partners (including certain officers and directors of the Company). Each Common Unit may be redeemed by the holder thereof for the cash value of one share of Common Stock or, at the Company's option, one share (subject to certain adjustments) of Common Stock. With each such exchange, the number of Common Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

     In addition to owning the Properties, the Development Projects and the Development Land, the Company provides leasing, property management, real estate development, construction and miscellaneous tenant services for the Properties as well as for third parties. The Company conducts its third-party fee-based services through Highwoods Services, Inc., a subsidiary of the Operating Partnership ("Highwoods Services"), and through Highwoods/Tennessee Properties, Inc., a wholly owned subsidiary of the Company.

     The Company is a Maryland corporation that was incorporated in 1994. The Company's executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, and its telephone number is (919) 872-4924. The Company maintains offices in each of its primary markets.

                                  RISK FACTORS

     We may discuss certain matters in this Prospectus and the information incorporated by reference, including strategic initiatives, that constitute forward-looking statements under the Securities Act and the Securities Exchange Act. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from future results, performance, or achievements that the forward-looking statements express or imply. We disclose important factors that could cause our actual results, performance, or achievements to differ materially from our expectations in this Prospectus and in the information incorporated by reference. We, therefore, qualify all of our forward-looking statements by such factors.

     Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all other information included in this Prospectus and any attached prospectus supplement, before you decide to purchase our common stock.

Operating Performance is Dependent on Southeastern Markets

     Local economic and real estate conditions may affect our revenues and the value of our properties. Business layoffs or downsizing, industry slowdowns, changing demographics, and other similar factors may adversely affect the local economic climate. The oversupply of or reduced demand for office, industrial, and other competing commercial properties may adversely affect the real estate market in particular geographic areas. On July 31, 1998, we owned properties in 21 markets in Alabama, Florida, Georgia, Iowa, Kansas, Maryland, Missouri, North Carolina, South Carolina, Tennessee and Virginia. Our performance and ability to make distributions to stockholders is dependent on the economic and real estate conditions in the Southeast and in Florida and North Carolina in particular. We can provide no assurances that the economies in our southeastern markets will continue to grow.

Conflicts of Interest Could Result in Decisions Not in Your Best Interest

     Potential Tax Consequences upon Sale or Refinancing of Properties. Holders of Common Units may suffer adverse tax consequences upon certain of our properties' sales or refinancings. Therefore, holders of Common Units, including certain of our officers and directors, may have different objectives regarding the appropriate pricing and timing of a property's sale or refinancing. Although the Company, as the sole general partner of the Operating Partnership, has the exclusive authority to sell or refinance an individual property, officers and directors who hold Common Units may influence the Company not to sell or refinance certain properties even if such sale or refinancing might be financially advantageous to stockholders.

     Potential Inability to Eliminate Conflicts of Interests. We have adopted certain policies to eliminate conflicts of interest. These policies include a bylaw provision requiring all transactions in which executive officers or directors have a conflicting interest to be approved by a majority of the Company's independent directors or by a majority of the shares of capital stock that disinterested stockholders hold. We can provide no assurance that our policies will be successful in eliminating the influence of such conflicts. If our policies are not successful, we may make decisions that fail to reflect the interests of all stockholders.

Limited Ability of Stockholders to Effect a Change in Control

     Limitation on Ownership of the Company's Capital Stock. The Company's Amended and Restated Articles of Incorporation prohibit any person from owning more than 9.8% of the Company's outstanding capital stock. This restriction may delay, defer, or prohibit a third party from acquiring control of the Company without consent of the board of directors, even if a change in control would be in your (the stockholders') best interest.

     Required Consent of the Operating Partnership for Significant Corporate Action. The Company may not engage in certain change of control transactions without the approval of the holders of a majority of the Operating Partnership's outstanding Common Units. If the Company ever owns less than a majority of the outstanding Common Units, this voting requirement might limit the possibility of a change in control of the Company, even if a change in control would be in your best interest. On July 31, 1998, the Company owned approximately 84% of the Common Units.

     Difficulty in Removing Current Directors. The Company's board of directors has three classes of directors. Generally, shareholders elect each Director class for a three-year term. The staggered directors' terms may affect the stockholders' ability to change control of the Company even if such a change in control would be in your best interest.

     Anti-Takeover Protections of Operating Partnership Agreement. The Operating Partnership Agreement contains certain provisions that may require a potential acquiror to maintain the Operating Partnership structure and maintain the limited partners' right to continue to hold Common Units with future redemption rights. These provisions might limit the possibility of a change in control of the Company, even if such change in control would be in your best interest.

     Dilutive Effect of Shareholders' Rights Plan. On October 4, 1997, the Company's board of directors adopted a Shareholders' Rights Plan and declared a distribution of one preferred share purchase right for each outstanding share of Common Stock. The rights were issued on October 16, 1997 to each stockholder of record on such date. The rights have certain anti-takeover effects. The rights would cause substantial dilution to a person or group that attempts to acquire the Company on terms of which the Company's board of directors does not approve. The rights should not interfere with any merger or other business combination the board of directors approves since the Company may redeem the rights for $.01 per right, prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock.

Adverse Impact on Distributions of Failure to Qualify as a REIT

     We believe that we operate in a manner that enables the Company to remain qualified as a REIT for Federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT. We have, however, received an opinion from the law firm of Alston & Bird LLP that we met the requirements for qualification as a REIT for the taxable years ended December 31, 1994 through 1997, and that we are in a position to continue such qualification.

     You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and our continued qualification as a REIT will depend on, our meeting various requirements. Such requirements are discussed in more detail under the heading "Federal Income Tax Considerations -- Requirements for Qualification" beginning on page 14.

     If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to Federal income tax at regular corporate rates. We also could be subject to the Federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved. See "Federal Income Tax Considerations -- Failure to Qualify," on page 17.

Factors that Could Cause Poor Operating Performance of the Properties

     Reliance on Performance of Properties. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If our properties do not generate revenues sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions, and other capital expenditures, our ability to make distributions to stockholders may be adversely affected.

     Several factors may adversely affect our revenues and the value of our properties. These include, among others:

     o    the national economy;

     o    local economies;

     o    local real estate conditions;

     o    prospective tenants' perceptions of each property's attractiveness;

     o    our  ability  to  provide  adequate   management,   maintenance,   and
          insurance; and

     o    increased operating costs (including real estate taxes and utilities).

Such factors as applicable laws, including tax laws, interest rate levels, and the availability of financing also affect real estate values and properties' income. In addition, safety perceptions, the convenience and attractiveness of our multifamily properties, the quality of local schools, and the availability of alternatives, such as single family homes, may affect our multifamily properties' performance.

     Potential Adverse Effect of Competition on Operating Performance. Numerous properties compete with our properties in attracting tenants to lease space. Some of these competing properties are newer or better located than some of our properties. Significant office or industrial property development in a particular area could have a material effect on our ability to lease space in our properties and on the rents we charge.

     Bankruptcy or Weak Financial Condition of Tenants. At any time, one of our tenants may seek the protection of the bankruptcy laws. This could result in the rejection and termination of that tenant's lease and thereby reduce our cash flows. Although we have not experienced material losses from tenant bankruptcies, we cannot assure you that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business, which may weaken its financial condition and result in its failure to make timely rental payments. If a bankrupt tenant does not affirm its lease, or if a tenant's financial condition weakens, our income and stockholder distributions may be adversely affected.

     Uncertainty in Renewal of Leases and Reletting of Space. When our tenants decide not to renew their leases, we may not be able to relet the space. Even if the tenants do renew or we can relet the space to other tenants, the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. If we were unable to relet or renew promptly the leases for all, or a substantial portion, of this space, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then our cash flow and ability to make expected distributions to you may be adversely affected.

     Illiquidity of Real Estate. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, Federal tax laws limit our ability to sell properties we hold for less than four years. This limitation may affect our ability to sell properties at a time that would otherwise be in your best interests. It may also affect our ability to sell properties without adversely affecting our financial performance.

     Potential Adverse Effect on Results of Operations Due to Changes in Laws. Because increases in income, service, or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect our cash flow and our ability to make distributions to you. Our properties are also subject to various Federal, state, and local regulatory laws, such as the
Americans with Disabilities Act and state and local fire and safety requirements. If we fail to comply with these requirements, governmental agencies could impose fines, or private litigants could be awarded damages. We believe our Properties comply in all material respects with such regulatory requirements. However, if these requirements change or if authorities impose new requirements, we may incur significant unanticipated expenditures that could adversely affect our cash flow and expected distributions.

Potential Problems in Development, Construction and Acquisition Activities

     We intend to continue developing and constructing office and industrial properties, including developing the Development Land and completing the Development Projects. Our development and construction activities, including activities relating to the Development Land and the Development Projects, may be subject to certain risks, including the following:

     o    abandoning development opportunities;

     o a property's construction costs exceeding original estimates, possibly making the property uneconomical;

     o occupancy rates and rents at a newly completed property may be insufficient to make the property profitable;

     o financing may not be available on favorable terms to develop a property; and

     o construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs.

     In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Our development activities may also be subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. These risks may adversely affect our results of operations and ability to make distributions to you.

     We also intend to continue to acquire office and industrial properties. Such acquisitions entail risks that investments will fail to perform in accordance with our expectations, which could adversely affect our operations and stockholder distributions. Estimates of the costs to bring an acquired property up to market standards may prove inaccurate. Furthermore, we are likely to be involved in negotiations (at various stages) to acquire one or more properties or portfolios. However, we cannot assure you that we will consummate any of the proposed acquisitions.

     Instead of purchasing properties directly, we may invest as a partner or a co-venturer. Under certain circumstances, this type of investment may involve risks not otherwise present, including the possibility that a partner or co-venturer might become bankrupt or that a partner or co-venturer might have business interests or goals inconsistent with ours. Also, such a partner or co-venturer may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our qualification as a REIT. We may also risk an impasse on decisions because neither the partner nor the co-venturer would have full control over the partnership or joint venture. We will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit us to achieve our objectives.

Potential Problems Associated with New Markets

     We have generally limited our development, acquisition, management, and leasing business to suburban office and industrial properties in southeastern markets. However, we have recently moved into certain midwestern markets and have acquired several retail properties and multifamily communities in those markets. We may continue to expand our business to new geographic areas and property types. We believe that much of our past success has been a result of our local expertise in the Southeast and our experience in the ownership, management, and development of suburban office and industrial properties. We may not initially possess the same level of familiarity with new geographic areas and property types to develop, acquire, manage, or lease newly acquired properties as profitably as we do for our existing properties. We cannot guarantee that we will succeed in integrating acquired properties into our existing property portfolio. Failure to successfully integrate acquired properties could adversely affect our operational results.

     Some of the risks related to entry into new markets include, among others:

     o    lack of market knowledge and understanding of local economies;

     o inability to obtain land for development or identify acquisition opportunities; and

     o    unfamiliarity with local governmental and permitting procedures.

Potential Adverse Effect of Incurrence of Debt

     Potential Inflexibility of Debt Financing. Our business is subject to risks normally associated with debt financing. Cash flow could be insufficient to pay distributions at expected levels and meet required payments of principal and interest. We may not be able to refinance existing indebtedness (which in virtually all cases requires substantial principal payments at maturity). Even if we can, the terms of such refinancing might not be as favorable as the terms of existing indebtedness. We may attempt to raise proceeds from capital transactions, such as new equity capital, to refinance, extend, or pay principal payments due at maturity. If we cannot successfully complete capital transactions, our cash flow may be insufficient in all years to repay all maturing debt. Additionally, prevailing interest rates or other factors at the time of refinancing (such as the possible reluctance of lenders to make commercial real estate loans) may result in higher interest rates. This would increase our interest expense, which would adversely affect cash flow and our ability to service debt and make distributions to you.

     Adverse Effect of Potential Increase in Market Interest Rates. We have incurred and expect in the future to incur variable-rate indebtedness in connection with acquiring and developing properties. Also, additional indebtedness that we may incur under our existing revolving credit facility will bear interest at variable rates. We may purchase interest rate protection arrangements relating to variable-rate debt. But if we do not, increases in interest rates would increase our interest costs, which would adversely affect our results of operations.

Possible Environmental Liabilities

     Under various laws, ordinances, and regulations, such as the Comprehensive Environmental Response Compensation and Liability Act, and common law, an owner or operator of real estate is liable for the costs to remove or remediate certain hazardous or toxic chemicals or substances on or in the property. Owners or operators are also liable for certain other costs, including governmental fines and injuries to persons and property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic chemicals or substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal, treatment, or transportation of hazardous or toxic chemicals or substances may also be liable for the same types of costs at a disposal, treatment, or storage facility, whether or not that person owns or operates that facility. Certain environmental laws also impose liability for releasing asbestos-containing materials. Third parties may seek recovery from owners or operators of real property for personal injuries associated with asbestos-containing materials. A number of our Properties contain asbestos-containing materials or material that we presume to be asbestos-containing materials. In connection with owning and operating our properties, we may be liable for such costs. In addition, it is not unusual for property owners to encounter on-site contamination caused by off-site sources. The presence of hazardous or toxic chemicals or substances at a site close to a property could require the property owner to participate in remediation activities or could adversely affect the value of the property. Contamination from adjacent properties has migrated onto at least three of our properties; however, based on current information, we do not believe that any significant remedial action is necessary at these affected sites.

     As of the date of this Prospectus, we have obtained Phase I environmental assessments on 99% of our Properties. These assessments have not revealed, nor are we aware of, any environmental liability that we believe would materially adversely affect our financial position, operations or liquidity taken as a whole. This projection, however, could be incorrect depending on certain factors. For example, our assessments may not reveal all environmental liabilities or may underestimate the scope and severity of environmental conditions observed. If so, we may not be aware of material environmental liabilities, or material environmental liabilities may have arisen after the assessments were performed. In addition, we base our assumptions regarding environmental conditions, including groundwater flow and the existence and source of contamination, on readily available sampling data. We cannot guarantee that such data is reliable in all cases. Moreover, we cannot assure you (i) that future laws, ordinances, or regulations will not impose a material environmental liability or (ii) that tenants, the condition of land or operations in the vicinity of our Properties, or unrelated third parties will not affect the current environmental condition of our Properties.

     Some tenants use or generate hazardous substances in the ordinary course of their respective businesses. In their leases, we require these tenants to comply with all applicable laws and to be responsible to us for any damages resulting from their use of the property. We are not aware of any material environmental problems resulting from tenants' use or generation of hazardous or toxic chemicals or substances. We cannot assure you, however, that all tenants will comply with the terms of their leases or remain solvent. If tenants do not comply or do not remain solvent, we may at some point be responsible for contamination caused by such tenants.

                                 USE OF PROCEEDS

     This Prospectus relates to shares of Common Stock (the "Resale Shares") being offered and sold for the accounts of certain selling stockholders (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any proceeds from the sale of the Resale Shares but will pay all expenses related to the registration of the Resale Shares.

                          DESCRIPTION OF CAPITAL STOCK

General

     The authorized capital stock of the Company consists of 250,000,000 shares of capital stock, $.01 par value, of which 200,000,000 shares are classified as Common Stock and 50,000,000 shares are classified as preferred stock ("Preferred Stock"). The following description of the terms and provisions of the shares of capital stock of the Company and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Maryland law and the Company's Articles of Incorporation and Bylaws, as amended.

Common Stock

     Each holder of Common Stock is entitled to one vote at stockholder meetings for each share of Common Stock held. Neither the Articles of Incorporation nor the Bylaws provide for cumulative voting for the election of directors. Subject to the prior rights of any series of Preferred Stock that may be classified and issued, holders of Common Stock are entitled to receive, pro rata, such dividends as may be declared by the board of directors out of funds legally available therefor, and also are entitled to share, pro rata, in any other distributions to stockholders. The Company currently pays regular quarterly dividends to holders of Common Stock. Holders of Common Stock do not have any preemptive rights or other rights to subscribe for additional shares.

     The Common Stock is listed for trading on the NYSE.

Classification of Board of Directors; Removal of Directors; Other Provisions

     The Company's Articles of Incorporation provide for the board of directors to be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of directors. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because holders of Common Stock will have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

     The Articles of Incorporation also provide that, except for any directors who may be elected by holders of a class or series of capital stock other than Common Stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast for the election of directors. Vacancies on the board of directors may be filled by the affirmative vote of the remaining directors.

     These provisions may make it more difficult and time-consuming to change majority control of the board of directors of the Company and, thus, may reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company or the removal of incumbent management. The Company's officers and directors are and will be indemnified under Maryland law, the Articles of Incorporation of the Company and the agreement of limited partnership of the Operating Partnership (the "Partnership Agreement") against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Provisions Affecting Change of Control

     General. Pursuant to the Company's Articles of Incorporation and the Maryland General Corporation Law (the "MGCL"), the Company cannot merge into or consolidate with another corporation or enter into a statutory share exchange transaction in which it is not the surviving entity or sell all or substantially all of the assets of the Company unless the Board of Directors adopts a resolution declaring the proposed transaction advisable and a majority of stockholders entitled to vote thereon (voting together as a single class) approve the transaction. In addition, the Operating Partnership Agreement requires that any such merger or sale of all or substantially all of the assets of the Operating Partnership be approved by a majority of the holders of Common Units (including Common Units owned by the Company).

     Maryland Business Combination and Control Share Statutes. The MGCL establishes special requirements with respect to business combinations between Maryland corporations and interested stockholders unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of the five-year period. The Company's Articles of Incorporation contain a provision exempting the Company from the requirements and provisions of the Maryland business combination statute. There can be no assurance that such provision will not be amended or repealed at any point in the future.

     The MGCL also provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Articles of Incorporation or bylaws of the Company. The Company's bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's stock. There can be no assurance that such provision will not be amended or repealed, in whole or in part, at any point in the future.

     The Company's Articles of Incorporation (including the provision exempting the Company from the Maryland business combination statute) may not be amended without the affirmative vote of at least a majority of the shares of capital stock outstanding and entitled to vote thereon voting together as a single class, provided that certain provisions of the Articles of Incorporation may not be amended without the approval of the holders of two-thirds of the shares of capital stock of the Company outstanding and entitled to vote thereon voting together as a single class. The Company's bylaws may be amended by the Board of Directors or a majority of the shares cast of capital stock entitled to vote thereupon at a duly constituted meeting of stockholders.

     If either of the foregoing exemptions in the Articles of Incorporation or bylaws is amended, the Maryland business combination statute or the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

     Ownership Limitations and Restrictions on Transfers. For the Company to remain qualified as a REIT under the Code, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company remains a qualified REIT, the Articles of Incorporation provide that no holder (other than persons approved by the directors at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the issued and outstanding capital stock of the Company. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not jeopardize the Company's status as a REIT.

     If any stockholder purports to transfer shares to a person and either the transfer would result in the Company failing to qualify as a REIT, or the stockholder knows that such transfer would cause the transferee to hold more than the Ownership Limit, the purported transfer shall be null and void, and the stockholder will be deemed not to have transferred the shares. In addition, if any person holds shares of capital stock in excess of the Ownership Limit, such person will be deemed to hold the excess shares in trust for the Company, will not receive distributions with respect to such shares and will not be entitled to vote such shares. The person will be required to sell such shares to the Company for the lesser of the amount paid for the shares and the average closing price for the 10 trading days immediately preceding the redemption or to sell such shares at the direction of the Company, in which case the Company will be reimbursed for its expenses in connection with the sale and will receive any amount of such proceeds that exceeds the amount such person paid for the shares. If the Company repurchases such shares, it may pay for the shares with Units. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors and the stockholders (by the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote on the matter) determine that it is no longer in the best interests of the Company to continue to qualify as a REIT.

     All certificates representing shares of capital stock bear a legend referring to the restrictions described above.

     Every beneficial owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of capital stock must file a written notice with the Company no later than January 30 of each year, containing the name and address of such beneficial owner, the number of shares of Common Stock and/or Preferred Stock owned and a description of how the shares are held. In addition, each stockholder shall be required upon demand to disclose to the Company in writing such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

     These ownership limitations could have the effect of precluding acquisition of control of the Company by a third party unless the Board of Directors and the stockholders determine that maintenance of REIT status is no longer in the best interest of the Company.

     Operating Partnership Agreement. The Operating Partnership Agreement requires that any merger (unless the surviving entity contributes substantially all of its assets to the Operating Partnership for Common Units) or sale of all or substantially all of the assets of the Operating Partnership be approved by a majority of the holders of Common Units (including Common Units owned by the Company). The Operating Partnership Agreement also contains provisions relating to a limited partner's redemption right in the event of certain changes of control of the Company and under certain circumstances allows for limited partners to continue to hold Common Units in the Operating Partnership following such a change of control, thereby maintaining the tax basis in their Common Units. The covered changes of control (each, a "Trigger Event") are: (i) a merger involving the Company in which the Company is not the surviving entity;
(ii) a merger involving the Company in which the Company is the survivor but all or part of the Company's shares are converted into securities of another entity or the right to receive cash; and (iii) the transfer by the Company to another entity of substantially all of the assets or earning power of the Company or the Operating Partnership.

     Upon occurrence of a Trigger Event, the rights of a limited partner to receive a share of the Company's common stock (a "REIT Share") or cash equal to the fair market value of a REIT Share upon redemption of a Common Unit is converted into the right to receive a share (a "Replacement Share") or cash equal to the fair market value thereof of the acquiror or a parent of the acquiror. If the acquiror does not have publicly traded securities and a parent of the acquiror does, the publicly traded equity securities of the parent entity with the highest market capitalization will be the Replacement Shares. If neither the acquiror nor any parent has publicly traded equity securities, the Replacement Shares will be the equity securities of the entity with the highest market capitalization. The number of Replacement Shares to be received by a limited partner (or to be used to calculate the cash payment due) upon a redemption of Common Units shall be equal to the number of REIT Shares issuable prior to the Trigger Event multiplied by (i) the number of Replacement Shares the holder of a single REIT Share would have received as a result of the Trigger Event or, if the Replacement Shares have not been publicly traded for one year,
(ii) a fraction, the numerator of which is the Average Trading Price (as defined in the Operating Partnership Agreement) of a REIT Share as of the Trigger Event and the denominator of which is the Average Trading Price of a Replacement Share as of the Trigger Event.

     If the acquiror in a Trigger Event is a REIT, it must make provision to preserve an operating partnership structure with terms no less favorable to the limited partners than currently in place. In addition, the Operating Partnership Agreement provides that, if a distribution of cash or property is made in respect of a Replacement Share, the Operating Partnership will distribute the same amount in respect of a Common Unit as would have been received by a limited partner had such partner's Common Units been redeemed for Replacement Shares prior to such distribution.

     Because the Operating Partnership Agreement requires an acquiror to make provision under certain circumstances to maintain the Operating Partnership structure and maintain a limited partner's right to continue to hold Common Units with future redemption rights, the terms of the Operating Partnership Agreement could also have the effect of discouraging a third party from making an acquisition proposal for the Company.

     These provisions of the Operating Partnership Agreement may only be waived or amended upon the consent of limited partners holding at least 75% of the Common Units (excluding those held by the Company).

     Shareholders' Rights Plan. On October 4, 1997, the Company's board of directors adopted a Shareholders' Rights Plan and declared a distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The Rights were issued on October 16, 1997 to each shareholder of record on such date. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's board of directors. The Rights should not interfere with any merger or other business combination approved by the board of directors since the Rights may be redeemed by the Company for $.01 per Right prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the Common Stock is First Union National Bank, Charlotte, North Carolina.


                        FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain Federal income tax considerations to the Company is based on current law, is for general purposes only, and is not tax advice. The summary addresses the material Federal income tax considerations relating to the Company's REIT status, as well as material Federal income tax considerations relating to the Operating Partnership and the Company's stockholders. The Federal income tax treatment of any investor in the Resale Shares will vary depending upon such investor's particular situation.

     Each investor is advised to consult his or her own tax advisor regarding the tax consequences to him or her of the purchase, ownership and sale of the Resale Shares, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and of potential changes in applicable tax laws.

Taxation of the Company as a REIT

     Commencing with its taxable year ended December 31, 1994, the Company has elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company believes that, commencing with its taxable year ended December 31, 1994, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

     These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretation thereof.

     Alston & Bird LLP has acted as tax counsel to the Company in connection with the offering of the Securities and the Company's election to be taxed as a REIT. Alston & Bird LLP is of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1994 through 1997, and that the Company is in a position to continue its qualification and taxation as a REIT within the definition of Section 856(a) of the Code for the taxable year that will end December 31, 1998. This opinion is based on factual representations of the Company concerning its business operations and its properties and Alston & Bird LLP has not independently verified these facts. In addition, the Company's status as a REIT at any time during 1998 is dependent, among other things, upon the Company meeting the requirements of Section 856 through 860 of the Code throughout the year and for the year as a whole. Accordingly, because the Company's satisfaction of such requirements will depend upon future events, including the precise terms and conditions of proposed transactions, the final determination of operational results and the effect of certain provisions contained in the President's Budget Proposal for the Fiscal Year 1999 on the Company's REIT status, no assurance can be given that the Company will satisfy the requirements to be a REIT during the taxable year that will end December 31, 1998.

Federal Income Taxation of the Company

     If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders, substantially eliminating the Federal "double taxation" on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, the Company will be subject to Federal income tax as follows. First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either of the 75% or 95% gross income tests (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails either the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition

Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Internal Revenue Service ("IRS") (the "Built-In Gain Rules").

Requirements for Qualification

     To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, and nature of assets.

     Organizational Requirements. The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors,
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the REIT requirements, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons,
(vi) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities), (vii) files an election to be taxed as a REIT on its return for each taxable year, and (viii) satisfies the 95% and 75% income tests and the 75%, 25%, 10%, and 5% asset tests, as described below. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (v), certain pension funds and other tax-exempt entities are treated as persons. For purposes of condition (vi), the beneficiaries of a pension or profit-sharing trust under section 401(a) of the Code are treated as REIT stockholders. In addition, the Articles of Incorporation currently include certain restrictions regarding transfer of its Common Stock, which restrictions are intended (among other things) to assist the Company in continuing to satisfy conditions (v) and (vi) above.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities, and items of income of the Operating Partnership (including the Operating Partnership's share of the assets, liabilities, and items of income with respect to any partnership in which it holds an interest) will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

     Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property, including investments in other REITs or mortgages on real property (including "rents from real property" and, in certain circumstances, interest). Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest, and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). In addition, for taxable years ended on or before December 31, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions). The Taxpayer Relief Act of 1997, enacted August 5, 1997 ("Taxpayer Relief Act"), repeals the 30% gross income test for taxable years beginning after August 5, 1997. Accordingly, the 30% gross income test will not apply to the Company beginning with its taxable year that will end December 31, 1998.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, "rents from real property" excludes any amount received directly or indirectly from any tenant if the Company, or an owner of 10% of more of the Company, directly or constructively, owns 10% or more of such tenant taking into consideration the applicable attribution rules (a "Related Party Tenant"). Third, rent attributable to personal property is excluded from "rents from real property" except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute "rents from real property" unless such services are customarily provided in the geographic area. Customary services that are not provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by the Company. Where, on the other hand, such services are provided primarily for the convenience of the tenants and are provided to such tenants, such services must be provided by an independent contractor. In the event that an independent contractor provides such services, the Company must adequately compensate the independent contractor, the Company must not derive any income from the independent contractor, and neither the independent contractor nor certain of its shareholders may, directly or indirectly, own more than 35% of the Company, taking into consideration the applicable ownership rules. Pursuant to the Taxpayer Relief Act and beginning with the Company's taxable year that will end December 31, 1998, the Company's rental income will not cease to qualify as "rents from real property" merely because the Company performs a de minimis amount of impermissible services to the tenants. For purposes of the preceding sentence, (i) the amount of income received from such impermissible services cannot exceed one percent of all amounts received or accrued during such taxable year, directly or indirectly, by the Company with respect to such property and
(ii) the amount treated as received by the Company for such impermissible services cannot be less than 150 percent of the direct cost of the Company in furnishing or rendering such services.

     The Company does not currently charge and does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company also does not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from Related Party Tenants.

     The Operating Partnership does provide certain services with respect to the Properties. The Company believes that the services with respect to the Properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the Properties to fail to qualify as rents from real property. Services with respect to the Properties that the Company believes may not be provided by the Company or the Operating Partnership directly without jeopardizing the qualification of rent as "rents from real property" are and will be performed by independent contractors.

     The Operating Partnership and the Company receive fees in consideration of the performance of property management and brokerage and leasing services with respect to certain Properties not owned entirely by the Operating Partnership. Such fees will not qualify under the 75% or the 95% gross income test. The Operating Partnership also may receive certain other types of income with respect to the properties it owns that will not qualify for either of these tests. In addition, dividends on the Operating Partnership's stock in Highwoods Services will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under either the 75% or the 95% gross income test.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under a certain provision of the Code. This relief provision generally will be available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the nature and amount of each item of income to its Federal income tax return and (iii) the inclusion of any incorrect information on such schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of this relief provision. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in " -- Federal Income Taxation of the Company," even if this relief provision applies, a 100% tax would be imposed with respect to the portion of the Company's taxable income that fails the 75% or 95% gross income test.

     Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy four tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash and cash items (including receivables), and government securities. Second, no more than 25% of the value of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, not more than 5% of the value of the Company's assets may consist of securities of any one issuer (other than those securities includible in the 75% asset test). Fourth, not more than 10% of the outstanding voting securities of any one issuer may be held by the Company (other than those securities includible in the 75% asset test).

     The 5% test generally must be met for any quarter in which the Company acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date on which the Company through the Operating Partnership acquired the securities of Highwoods Services, but also each time the Company increases its ownership of its respective securities (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their redemption rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in Highwoods Services.

     The Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of Highwoods Services, and by virtue of its ownership of Common Units, the Company will be considered to own its pro rata share of such stock. See "The Company." Neither the Company nor the Operating Partnership, however, will own more than 1% of the voting securities of Highwoods Services. In addition, the Company and its senior management do not believe that the Company's pro rata share of the value of the securities of Highwoods Services exceeds 5% of the total value of the Company's assets. The Company's belief is based in part upon its analysis of the estimated value of the securities of Highwoods Services owned by the Operating Partnership relative to the estimated value of the other assets owned by the Operating Partnership. No independent appraisals will be obtained to support this conclusion, and Alston & Bird LLP, in rendering its opinion as to the qualification and taxation of the Company as a REIT, is relying on the conclusions of the Company and its senior management as to the value of the securities of Highwoods Services. There can be no assurance, however, that the IRS might not contend that the value of such securities held by the Company (through the Operating Partnership) exceeds the 5% value limitation.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Annual Distribution Requirements

     In order to be taxed as a REIT, the Company is required to make distributions (other than capital gain distributions) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus
(b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of such prior year's 95% distribution requirement if one of the following two sets of criteria are satisfied: (i) the dividends were declared in October, November, or December, the dividends were payable to stockholders of record on a specified date in such a month, and the dividends were actually paid during January of the subsequent year; or (ii) the dividends were declared before the Company timely files its Federal income tax return for such year, the dividends were distributed in the twelve month period following the close of the prior year and not later than the first regular dividend payment after such declaration, and the Company elected on its Federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year. Even if the Company satisfies the foregoing distribution requirements, the Company will be subject to tax thereon at regular capital gains or ordinary corporate tax rates to the extent that it does not distribute all of its net capital gain or "REIT taxable income" as adjusted. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income for that year, and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

     It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In such event, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

     In the event that the Company is subject to an adjustment to its REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between the Company and the IRS under Section 7121 of the Code, or an agreement as to tax liability between the Company and an IRS district director, the Company may be able to rectify any resulting failure to meet the 95% annual distribution requirement by paying "deficiency dividends" to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, the distribution must be made within 90 days of the adverse determination and the Company also must satisfy certain other procedural requirements. If the statutory requirements of Section 860 of the Code are satisfied, a deduction is allowed for any deficiency dividend subsequently paid by the Company to offset an increase in the Company's REIT taxable income resulting from the adverse determination. The Company, however, will be required to pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Failure to Qualify

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of positive current and accumulated earnings and profits, all distributions to stockholders will be
dividends,   taxable  as  ordinary  income,  except  that,  subject  to  certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Stockholders

     As used herein, the term "U.S. Stockholder" means a holder of Common Stock that (for Federal income tax purposes) (a) is a citizen or resident of the United States, (b) is a corporation or partnership (including an entity treated as a corporation or partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof, (c) is an estate, the income of which is subject to Federal income taxation regardless of its source or (d) is any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

     Distributions Generally. Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's positive current and accumulated earnings and profits and, to that extent, will be taxable to the U.S. Stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Common Stock, and then the distribution in excess of such basis will be taxable as gain realized from the sale of its Common Stock. Dividends declared by the Company in October, November, or December of any year payable to a U.S. Stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholders on December 31 of the year, provided that the dividends are actually paid by the Company during January of the following calendar year. U.S. Stockholders are not allowed to include on their own Federal income tax returns any tax losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in " -- Federal Income Taxation of the Company" above.

     Capital Gain Distributions. Distributions to U.S. Stockholders that are properly designated by the Company as capital gain distributions will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the U.S. Stockholder has held his or her stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     Pursuant to the Taxpayer Relief Act and beginning with the Company's taxable year that will end December 31, 1998, the Company may elect to retain and pay income tax on net long-term capital gain that it received during the tax year. If such election is made, (i) the U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gains as designated by the Company; (ii) the U.S. Stockholders will be deemed to have paid their proportionate share of the tax, which would be credited or refunded to such stockholders, and (iii) the basis of the U.S. Stockholders' shares will be increased by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid by the Company) included in such stockholders' long-term capital gains.

     As a result of the changes made to the capital gain rates by the Taxpayer Relief Act (See " -- Certain Dispositions of Shares"), the IRS issued Notice 97-64 outlining (i) when a REIT may designate its dividends as either a 20% rate gain distribution, an unrecaptured section 1250 gain distribution (taxed at 25% as noted in "Certain Disposition of Shares"), or a 28% rate gain distribution and (ii) how to calculate the amount of such distributions, which may be subject to certain deferral or bifurcation adjustments. When a REIT designates a distribution as a capital gain dividend, which is attributable to a taxable year ending after May 7, 1997, for purposes of the annual distribution requirement, the REIT also may designate such dividend as a 20% rate gain distribution, as unrecaptured section 1250 gain distribution, or a 28% rate gain distribution. Where no such designation is provided, the dividend will be treated as a 28% rate gain distribution. These additional designations by the REIT are effective only to the extent that they do not exceed certain limitations. For example, the maximum amount of each distribution that can be classified as either a 20% rate gain distribution, an unrecaptured section 1250 gain distribution, or a 28% rate gain distribution must be calculated in accordance with the Code and the IRS Notice.

     Passive Activity Loss and Investment Interest Limitations. Distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income and, therefore, U.S. Stockholders will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of Common Stock or capital gain dividends generally will be excluded from investment income unless the U.S. Stockholder elects to have such gain taxed at ordinary income rates.

     Certain Dispositions of Shares. In general, U.S. Stockholders will realize capital gain or loss on the disposition of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) such stockholders' adjusted basis in such Common Stock. Losses incurred on the sale or exchange of Common Stock held for less than six months (after applying certain holding period rules) will be deemed long-term capital loss to the extent of any capital gain dividends received by the selling U.S. Stockholder from those shares. As a result of the Taxpayer Relief Act, the maximum rate of tax on net capital gains on individuals, trusts, and estates from the sale or exchange of assets held for more than 18 months has been reduced to 20%, and such maximum rate is further reduced to 18% for assets acquired after December 31, 2000, and held for more than five years. For 15% percent bracket taxpayers, the maximum rate on net capital gains is reduced to 10%, and such maximum rate is further reduced to 8% for assets sold after December 31, 2000, and held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. Long-term capital gain allocated to U.S. Stockholders by the Company will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The maximum rate of capital gains tax for capital assets held more than one year but not more than 18 months remains at 28%. The taxation of capital gains of corporations was not changed by the Taxpayer Relief Act.

     Treatment of Tax-Exempt Stockholders. Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the stockholder has borrowed to acquire or carry its Common Stock.
Qualified trusts that hold more than 10% (by value) of the shares of pension-held REITs may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look-through" exception to the five or fewer requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either
(i) at least one qualified trust holds more than 25% by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. The restrictions on ownership of Common Stock in the Articles of Incorporation generally will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing Common Stock, absent a waiver of the restrictions by the board of directors.

Special Tax Considerations for Non-U.S. Stockholders

     The rules governing United States income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. This discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of Federal, state, local, and foreign income tax laws on an investment in the Company, including any reporting requirements.

     In general, Non-U.S. Stockholders will be subject to regular United States federal income tax with respect to their investment in the Company, if the income from such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is imposed in addition to regular United States federal income tax generally at the rate of 30%, subject to reduction under a tax treaty, if applicable. Certain certification requirements must be met in order for effectively connected income to be exempt from withholding. The following discussion will apply to Non-U.S. Stockholders whose income from their investments in the Company is not so effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain distribution will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits of the Company. Generally, any ordinary income dividend will be subject to a Federal income tax equal to 30% of the gross amount of the dividend, withheld by the Company, unless this tax is reduced by an applicable tax treaty. Such a distribution in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S.

Stockholder's basis in its Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of Common Stock.

     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under an income tax treaty.

     Although tax treaties may reduce the Company's withholding obligations, the Company generally will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits, unless reduced by an applicable tax treaty. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions that were designated as capital gains dividends, will be treated as capital gain dividends for purposes of withholding. In addition, the Company may be required to withhold 10% of distributions in excess of the Company's current and accumulated earnings and profits. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

     Unless the Common Stock constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of Common Stock by a Non-U.S. Stockholder generally will not be subject to Federal income taxation. The Common Stock will not constitute a United States real property interest if the Company is a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It currently is anticipated that the Company will be a domestically-controlled REIT and, therefore, that the sale of Common Stock will not be subject to taxation under FIRPTA. However, because the Common Stock will be publicly traded, no assurance can be given that the Company will be a domestically-controlled REIT. If the Company were not a domestically controlled REIT, a Non-U.S. Stockholder's sale of Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest unless the Common Stock were "regularly traded" on an established securities market (such as the NYSE) on which the Common Stock will be listed and the selling stockholder owned no more than 5% of the Common Stock throughout the applicable testing period. If the gain on the sale of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Notwithstanding the foregoing, capital gains not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

     A purchaser of Common Stock from a Non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased Common Stock is "regularly traded" on an established securities market or if the Company is a domestically-controlled REIT. Otherwise, the purchaser of Common Stock from a Non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. The Company's Common Stock currently is a regularly traded security on the NYSE. The Company believes that it qualifies under both the regularly traded and the domestically-controlled REIT exceptions to withholding but cannot provide any assurance to that effect.

     Upon the death of a nonresident alien individual, such individual's Common Stock will be treated as part of such individual's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding Tax

     Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if
(i) the payee fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number) to the payor as required, (ii) the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect, (iii) the IRS has notified the payee that such payee has failed to properly include reportable interest and dividends in the payee's return or has failed to file the appropriate return and the IRS has assessed a deficiency with respect to such underreporting, or (iv) the payee has failed to certify to the payor, under penalties of perjury, that the payee is not subject to withholding. In addition, backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States Federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

     Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

Tax Aspects of the Operating Partnership

     General. Substantially all of the Company's investments are held through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.

     Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property (such as the Properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from the unrealized gain or unrealized loss, respectively, associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the Operating
Partnership Agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

     In general, the partners who have contributed partnership interests in the Properties to the Operating Partnership (the "Contributing Partners") will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Properties) that have a Book-Tax Difference, all taxable income attributable to such Book-Tax Difference generally will be allocated to the Contributing Partners, and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of such properties. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See " -- Annual Distribution Requirements."

     Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including the "traditional method" that may leave some of the Book-Tax Differences unaccounted for, or the election of certain methods which would permit any distortions caused by a Book-Tax Difference at this time to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the "traditional method" for accounting for Book-Tax Differences with respect to the Properties contributed to the Partnership. As a result of such determination, distributions to stockholders will be comprised of a greater portion of taxable income rather than a return of capital. The
Operating Partnership and the Company have not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to Properties contributed to the Partnership in the future.

     With respect to any property purchased by the Operating Partnership, such property initially will have a tax basis equal to its fair market value and
Section 704(c) of the Code will not apply.

     Basis in Operating Partnership Interest. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company, and (c) constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners) exceed the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income normally will be characterized as a capital gain if the Company's interest in the Operating Partnership has been held for longer than one year, subject to reduced tax rates described above (See " -- Taxation of U.S. Stockholders -- Capital Gain
Distributions"). Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

     Sale of the Properties. The Company's share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See " -- Requirements for Qualification -- Income Tests." Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

Other Tax Considerations

     A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Operating Partnership through distributions on stock of Highwoods Services held by the Operating Partnership. Highwoods Services will not qualify as a REIT and will pay Federal, state, and local income taxes on its taxable income at normal corporate rates. Any Federal, state, or local income taxes that Highwoods Services is required to pay will reduce the cash available for distribution by the Company to its stockholders.

     As described above, the value of the securities of Highwoods Services held by the Company cannot exceed 5% of the value of the Company's assets at a time when a Common Unit holder in the Operating Partnership exercises his or her redemption right (or the Company otherwise is considered to acquire additional securities of Highwoods Services). See " -- Federal Income Taxation of the Company." This limitation may restrict the ability of Highwoods Services to increase the size of its business unless the value of the assets of the Company is increasing at a commensurate rate.

State and Local Tax

     The Company and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property, or reside. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the Federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

Proposed Legislation

     Under current law, the Company cannot own more than 10% of the outstanding voting securities (other than those securities includible in the 75% asset test) of any one issuer and qualify for taxation as a REIT. See " -- Requirements for Qualification -- Asset Tests". For example, the Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of Highwoods Services, and by virtue of its ownership of Common Units, the Company is considered to own its pro rata share of such stock. Neither the Company nor the Operating Partnership, however, own more than 1% of the voting securities of Highwoods Services and the 10% test is satisfied.

     The Company conducts its third-party fee-based services (i.e., leasing, property management, real estate development, construction and other miscellaneous services) through Highwoods Services. The President's Budget Proposal for Fiscal Year 1999 ("Budget Proposal") includes a provision to restrict these types of activities conducted by REITs under current law by expanding the ownership limitation from no more than 10% of the voting securities of an issuer to no more than 10% of the vote or value of all classes of the issuer's stock. The Company, therefore, could not own stock (either directly or indirectly through the Operating Partnership) possessing more than 10% of the vote or value of all classes of any issuer's stock.

     The Budget Proposal would be effective only with respect to stock directly or indirectly acquired by the Company on or after the date of first committee action. To the extent that the Company's stock ownership in Highwoods Services is grandfathered by virtue of this effective date, that grandfathered status will terminate if Highwoods Services engages in a trade or business that it is not engaged in on the date of first committee action or acquires substantial new assets on or after that date. Such restriction, if enacted, would adversely affect the ability to expand the business of Highwoods Services. The Budget Proposal, however, will not become effective until legislation is duly passed by Congress and signed by the President. Consequently, it is not possible to determine at this time all the ramifications that would result from legislation based on the Budget Proposal.

     Congress recently passed the Internal Revenue Restructuring and Reform Act of 1998 (the "Reform Act"), which alters the capital gains provisions. The Reform Act provides that property held for more than one year (rather than more than 18 months) will be eligible for the lower capital gains rates provided by the Taxpayer Relief Act of 1997. See "-- Taxation of U.S. Stockholders -- Certain Dispositions of Shares." This provision applies to amounts properly taken into account on or after January 1, 1998. The Reform Act, however, will not become effective unless signed by the President. The President is expected to sign the Reform Act.

                              SELLING STOCKHOLDERS

     This Prospectus relates to the offer and sale by the holders thereof from time to time of up to (i) 1,180,932 shares (the "Redemption Shares") of Common Stock which may be issued by the Company to the extent that holders of up to 1,180,932 Common Units exercise their right to redeem such Common Units and the Company elects to satisfy such redemption right through the issuance of Common Stock; and (ii) 110,000 shares (the "Warrant Shares") of Common Stock issuable upon the exercise of up to 110,000 warrants (the "Warrants"). The Redemption Shares and Warrant Shares are collectively referred to herein as the "Resale Shares." Such Common Units and Warrants were issued to the Selling Stockholders as partial consideration for their sale of property the Operating Partnership.

     The Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof. Insofar as indemnification of the Selling Stockholders for liabilities arising under the Securities Act may be permitted pursuant to such agreements, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Because the Selling Stockholders may offer all or some of the Resale Shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Resale Shares that will be held by the Selling Stockholders after completion of the offering, no estimate can be given as to the principal amount of the Resale Shares that will be held by the Selling Stockholders after completion of the offering.

     The Selling Stockholders and any broker or dealer to or through whom any of the Resale Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Resale Shares offered hereby, and any profits realized by the Selling Stockholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Stockholders are not expected to exceed normal selling expenses for sales. The registration of the offering of the Resale Shares by the Selling Stockholders under the Securities Act shall not be deemed an admission by the Selling Stockholders or the Company that the Selling Stockholders are underwriters for purposes of the Securities Act of any of the Resale Shares offered by this Prospectus.

     The Resale Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below. The following table provides the name of each Selling Stockholder and the number of shares of Common Stock beneficially owned and offered hereby by each Selling Stockholders. The number of shares of Common Stock provided in the following table includes the number of shares that may be acquired by each Selling Stockholder upon redemption of Common Units or upon exercise of Warrants.

     The Resale Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                            Number of Shares              Percent of              Number of Shares
Name of Selling Stockholder (1)            Beneficially Owned             Shares (2)             Offered Hereby (3)
-------------------------------            ------------------             ----------             ------------------
4501 Alexander Associates                       144,392                        *                         8,155
8-H Partnership                                  20,833                        *                        20,833
Ariel Associates, LLC                            32,424                        *                         7,583
James W. Ayers                                  280,044                        *                        38,866
Gary T. Baker                                    95,877                        *                        95,877
Linda Barry                                      31,971                        *                        31,971
P. Michael Caruso                                11,507                        *                        11,507
Charpat Properties                               82,936                        *                        82,936
Charter Properties, Inc.                         24,556                        *                        24,556
Cypress Westshore, Inc.                          83,947                        *                        83,947
Arthur S. DeMoss Foundation                      53,259                        *                        53,259

                                       24

Steuart A. Evans                                 14,902                        *                        14,902
Mike Fann                                        29,851                        *                        29,851
James K. Flannery, Jr                            30,000                        *                        30,000(5)
Gene Anderson Family Partnership, L.P. (4)      359,779                        *                        56,664
GT Investment Corporation                        10,658                        *                        10,658
Thomas A. Hunter, III                             4,965                        *                         4,965
The Innsbrook Corporation                        62,949                        *                        62,949
Innsbrook North Associates                        6,172                        *                         6,172
Neal S. Johnston                                  5,385                        *                         5,385
Kollman Properties Corp.                        119,716                        *                       119,716
LPK Investments, LLC                             32,424                        *                         7,583
Mary Sue McCarthy                                10,000                        *                        10,000(5)
Michael J. McCarthy                              40,000                        *                        40,000(5)
Stephen D. McCarthy                              10,000                        *                        10,000(5)
William J. McCarthy                              10,000                        *                        10,000(5)
Newman Enterprises                               12,366                        *                        12,366
Dennis L. Olive                                   4,122                        *                         4,122
Alan Petroff                                      5,358                        *                         5,358
William E. Salter                                10,724                        *                        10,724
Chris B. Schoen                                  31,971                        *                        31,971
Gerry E. Shannon                                  2,061                        *                         2,061
Mark C. Smith                                    39,522                        *                        39,522
Stony Point Limited Partnership II              104,228                        *                       104,228
Stephen F. Thornton                              10,677                        *                        10,677
Triad Properties Holdings -- Georgia, L.L.C     145,258                        *                       145,258
Glenn Weathers                                    5,344                        *                         5,344
Wendy's of North Alabama, Inc.                   21,161                        *                        21,161
William A. White, Jr                              9,805                        *                         9,805
Robert A. Wilkins                                10,000                        *                        10,000(5)
                                               --------                                              ---------
TOTAL                                                                                                1,290,932
                                                                                                     =========

----------
(*)  Less than 1%.
(1)  A "Selling  Shareholder"  shall  also  include  any  person or entity  that
     receives  Resale  Shares  (or  Common  Units  or  Warrants   redeemable  or
     exercisable for Resale Shares) as a result of (i) their pro rata distribution by an entity to its equity holders, (ii) a gift, or (iii) a pledge. Any Selling Shareholder who is not specifically named in the foregoing table will be named in a supplement to the Prospectus if such a supplement is required by the rules and regulations of the Securities and Exchange Commission at the time such Selling Shareholder offers any Resale Shares.
(2) Assumes that all Common Units or Warrants held by the Selling Stockholder are redeemed or exercised for shares of Common Stock even if not currently redeemable. The total number of shares outstanding used in calculating the percentage assumes that none of the Common Units or Warrants held by other persons are redeemed for Common Stock.
(3) Unless otherwise indicated, number of shares shown represents Redemption Shares that may be issued upon redemption of outstanding Common Units.
(4) Gene Anderson, the general partner of the Selling Stockholder, is a director and executive officer of the Company.
(5) Number of shares shown represents Warrant Shares that may be issued upon exercise of outstanding Warrants.

                              PLAN OF DISTRIBUTION

     The sale or distribution of all or any portion of the Resale Shares may be effected from time to time by the Selling Stockholders directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, in the over-the-counter market, on any national securities exchange on which such Resale Shares are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company will not receive any of the proceeds from the sale of the Resale Shares.

     The methods by which the Resale Shares may be sold or distributed include, without limitation, (i) block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the Resale Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iii) exchange distributions and/or secondary distributions in accordance with the rules of the national securities exchange on which the Resale Shares are listed, if any, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (v) privately negotiated transactions, (v) distributions to the equity holders of Selling Stockholders that are entities,
(vii) gifts, and (viii) pledges.

     The Company will pay all expenses in connection with the registration of the offering of the Resale Shares by the Selling Stockholders. The Selling Stockholders will pay for any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the Resale Shares.

     Resale Shares not sold pursuant to this Registration Statement may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose Resale Shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of Resale Shares which does not exceed the greater of one percent of the Company's outstanding Common Stock or the average weekly reported trading volume of the Company's Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of Resale Shares by a person who is not an affiliate of the Company and who has satisfied a two-year holding period without any volume limitation.

     Therefore,  both  during and after the  effectiveness  of the  Registration
Statement, sales of Resale Shares may be made by the Selling Stockholders pursuant to Rule 144.

                                     EXPERTS

     The consolidated financial statements and schedule of Highwoods Properties, Inc., incorporated herein by reference from the Company's annual report (Form 10-K) for the year ended December 31, 1997 (as amended on Form 10- K/A filed on April 29, 1998 and May 19, 1998), the statement of revenues and certain expenses of Garcia Properties for the year ended December 31, 1997 incorporated herein by reference from the Company's current report on Form 8-K dated February 4, 1998, the statements of revenues and certain expenses of Shelton Properties, Riparius Properties and Winners Circle for the year ended December 31, 1996 incorporated herein by reference from the Company's current report on Form 8-K dated November 17, 1997, and the financial statements with respect to Anderson Properties, Inc. and the financial statements with respect to Century Center Group incorporated herein by reference from the Company's current report on Form 8-K dated January 9, 1997 (as amended on Forms 8-K/A filed on February 7, 1997, March 10, 1997 and April 28, 1998), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined statement of revenue and certain operating expenses of the Associated Capital Properties Portfolio for the year ended December 31, 1996, and the combined statement of revenue and certain operating expenses of the 1997 Pending Acquisitions for the year ended December 31, 1996, incorporated by reference herein from the Company's current reports on Form 8-K dated August 27, 1997 (as amended on Form 8-K/A filed September 23, 1997) and dated October 1, 1997, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters have been passed upon for the Company by Alston & Bird LLP, Raleigh, North Carolina. In addition, Alston & Bird LLP has rendered its opinion with respect to certain Federal income tax matters relating to the Company.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth estimates of the various expenses to be paid
by  Highwoods   Properties,   Inc.  (the   "Company")  in  connection  with  the
registration of the offering of the Resale Shares by the Selling Stockholders.

Securities and Exchange Commission Registration Fee...................   10,793
Fees and Expenses of Counsel..........................................   15,000
Miscellaneous ........................................................    4,207

            TOTAL.....................................................  $30,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's officers and directors are and will be indemnified against certain liabilities in accordance with the MGCL, the Articles of Incorporation and bylaws of the Company and the Operating Partnership Agreement. The Articles of Incorporation require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the MGCL. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     The Operating Partnership Agreement also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Articles of Incorporation and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under the Company's Articles of Incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

Exhibit No.       Description
-----------       -----------

2.1     (1)       Master  Agreement of Merger and Acquisition by and among the
                  Company, the Operating Partnership,  Eakin & Smith, Inc. and
                  the  partnerships  and limited  liability  companies  listed therein dated April 1, 1996
2.2     (2)       Stock Purchase  Agreement among AP CRTI Holdings,  L.P., AEW
                  Partners,  L.P.,  Thomas J.  Crocker,  Barbara  F.  Crocker,
                  Richard S. Ackerman and Robert E. Onisko and the Company and
                  Cedar Acquisition Corporation, dated April 29, 1996
2.3     (2)       Agreement  and Plan of  Merger  by and  among  the  Company,
                  Crocker   Realty   Trust,   Inc.   and   Cedar   Acquisition
                  Corporation, dated as of April 29, 1996
2.4     (3)       Contribution  and Exchange  Agreement  by and among  Century
                  Center group, the Operating Partnership and the Company, dated December 31, 1996

2.5     (3)       Master  Agreement of Merger and Acquisition by and among the
                  Company,  the Operating  Partnership,  Anderson  Properties,
                  Inc.,  Gene  Anderson,  and  the  partnerships  and  limited liability companies listed therein, dated January 31, 1997
2.6     (4)       Amended and Master Agreement of Merger and Acquisition dated
                  January  9,  1995  by and  among  Highwoods  Realty  Limited
                  Partnership,   Forsyth  Partners  Holdings,   Inc.,  Forsyth
                  Partners Brokerage,  Inc., John L. Turner, William T. Wilson
                  III, John E. Reece II, H. Jack Leister and the  partnerships and corporations listed therein
2.7     (5)       Master  Agreement of Merger and Acquisition by and among the
                  Company,  the  Operating  Partnership,   Associated  Capital
                  Properties, Inc. and its shareholders dated August 27, 1997
2.8     (6)       Agreement  and Plan of  Merger  by and  among  the  Company,
                  Jackson  Acquisition  Corp. and J.C.  Nichols  Company dated
                  December 22, 1997
2.9     (7)       Amendment No. 1 to Agreement and Plan of Merger by and among the Company,  Jackson  Acquisition  Corp.  and J.C.  Nichols
                  Company dated April 23, 1998
4.1     (8)       Amended  and  Restated  Articles  of  Incorporation  of  the
                  Company
4.2     (9)       Rights Agreement,  dated as of October 6, 1997,  between the
                  Company and First Union National Bank
4.3     (6)       Purchase  Agreement  between  the  Company,  UBS Limited and
                  Union Bank of Switzerland, London Branch, dated as of August
                  28, 1997
4.4     (6)       Forward  Stock  Purchase  Agreement  between the Company and
                  Union Bank of Switzerland, London Branch, dated as of August
                  28, 1997
4.5     (10)      Form of certificate representing shares of Common Stock
5                 Form of Opinion of Alston & Bird LLP re legality
8                 Form of Opinion of Alston & Bird LLP re tax matters
23.1              Consent of Alston & Bird LLP (included as part of Exhibits 5 and 8)
23.2              Consent of Ernst & Young LLP
23.3              Consent of PricewaterhouseCoopers LLP
24                Power of Attorney (included on the signature page hereof)

----------
(1) Filed as part of the Company's Current Report on Form 8-K dated April 1, 1996 and incorporated herein by reference.
(2) Filed as part of the Company's Current Report on Form 8-K dated April 29, 1996 and incorporated herein by reference.
(3) Filed as part of the Company's Current Report on Form 8-K dated January 9, 1997 and incorporated herein by reference.
(4) Filed as part of Registration Statement No. 33-88364 with the Securities and Exchange Commission and incorporated herein by reference.
(5) Filed as part of the Company's Current Report on Form 8-K dated August 27, 1997 and incorporated herein by reference.
(6) Filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.
(7) Filed as part of Registration Statement No. 333-51671 with the Securities and Exchange Commission and incorporated herein by reference.
(8) Filed as part of the Company's Current Report on Form 8-K dated September 25, 1997 and amended by articles supplementary filed as part of the Company's Current Report on Form 8-K dated October 4, 1997 and articles supplementary filed as part of the Company's Current Report on Form 8-K dated April 20, 1998, each of which is incorporated herein by reference.
(9) Filed as part of the Company's Current Report on Form 8-K dated October 4, 1997 and incorporated herein by reference.
(10) Filed as part of Registration Statement No. 33-76952 with the Securities and Exchange Commission and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that the undertakings set forth in paragraphs (a)(1) (i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on August 19, 1998


                                   HIGHWOODS PROPERTIES, INC.

                                   By: /s/ Ronald P. Gibson
                                       -----------------------------
                                           Ronald P. Gibson
                                           President

     KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Highwoods Properties, Inc., hereby severally constitute Ronald P. Gibson and Carman J. Liuzzo and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including any registration statement registering additional securities pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and generally to do all such things in our names and our capacities as officers and directors to enable Highwoods Properties, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated:


          Name                         Title                                    Date

/s/ O. Temple Sloan, Jr.     Chairman of the Board of Directors                 August 19, 1998
--------------------------
    O. Temple Sloan, Jr.
                             President, Chief Executive Officer and
/s/ Ronald P. Gibson         Director                                           August 19, 1998
--------------------------
    Ronald P. Gibson
                             Chief Investment Officer and Vice Chairman
/s/ John L. Turner           of the Board of Directors                          August 19, 1998
--------------------------
    John L. Turner

/s/ Gene H. Anderson         Senior Vice President and Director                 August 19, 1998
--------------------------
    Gene H. Anderson

/s/ John W. Eakin            Senior Vice President and Director                 August 19, 1998
--------------------------
    John W. Eakin

/s/ James R. Heistand        Senior Vice President and Director                 August 19, 1998
--------------------------
    James R. Heistand

/s/ Thomas W. Adler          Director                                           August 19, 1998
--------------------------
    Thomas W. Adler

/s/ Kay Nichols Callison     Director                                           August 19, 1998
--------------------------
    Kay Nichols Callison

/s/ William E. Graham, Jr.   Director                                           August 19, 1998
--------------------------
    William E. Graham, Jr.

/s/ Glenn Orr, Jr.           Director                                           August 19, 1998
--------------------------
    L. Glenn Orr, Jr.

/s/ Willard H. Smith Jr.     Director                                           August 19, 1998
--------------------------
    Willard H. Smith Jr.

/s/ Stephen Timko            Director                                           August 19, 1998
--------------------------
    Stephen Timko

/s/ William T. Wilson III    Director                                           August 19, 1998
--------------------------
    William T. Wilson III
                             Vice President and Chief Financial Officer
                             (Principal Financial Officer and Principal
/s/ Carman J. Liuzzo         Accounting Officer) and Treasurer                  August 19, 1998
--------------------------
    Carman J. Liuzzo

                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------

2.1    (1)     Master  Agreement  of  Merger  and  Acquisition  by and among the
               Company, the Operating  Partnership,  Eakin & Smith, Inc. and the
               partnerships and limited liability companies listed therein dated
               April 1, 1996
2.2    (2)     Stock  Purchase  Agreement  among  AP CRTI  Holdings,  L.P.,  AEW
               Partners, L.P., Thomas J. Crocker, Barbara F. Crocker, Richard S.
               Ackerman   and  Robert  E.  Onisko  and  the  Company  and  Cedar
               Acquisition Corporation, dated April 29, 1996
2.3    (2)     Agreement  and Plan of Merger by and among the  Company,  Crocker
               Realty Trust, Inc. and Cedar Acquisition Corporation, dated as of
               April 29, 1996
2.4    (3)     Contribution  and Exchange  Agreement by and among Century Center group, the Operating Partnership and the Company,  dated December
               31, 1996
2.5    (3)     Master  Agreement  of  Merger  and  Acquisition  by and among the
               Company, the Operating  Partnership,  Anderson Properties,  Inc.,
               Gene  Anderson,   and  the  partnerships  and  limited  liability
               companies listed therein, dated January 31, 1997
2.6    (4)     Amended  and Master  Agreement  of Merger and  Acquisition  dated
               January   9,  1995  by  and  among   Highwoods   Realty   Limited
               Partnership,  Forsyth Partners  Holdings,  Inc., Forsyth Partners
               Brokerage,  Inc., John L. Turner,  William T. Wilson III, John E.
               Reece II, H. Jack Leister and the  partnerships  and corporations listed therein
2.7    (5)     Master  Agreement  of  Merger  and  Acquisition  by and among the
               Company,   the   Operating   Partnership,    Associated   Capital
               Properties, Inc. and its shareholders dated August 27, 1997
2.8    (6)     Agreement  and Plan of Merger by and among the  Company,  Jackson
               Acquisition  Corp.  and J.C.  Nichols  Company dated December 22,
               1997
2.9    (7)     Amendment  No. 1 to Agreement and Plan of Merger by and among the
               Company, Jackson Acquisition Corp. and J.C. Nichols Company dated
               April 23, 1998
4.1    (8)     Amended and Restated Articles of Incorporation of the Company
4.2    (9)     Rights  Agreement,  dated as of  October  6,  1997,  between  the
               Company and First Union National Bank
4.3    (6)     Purchase  Agreement  between the  Company,  UBS Limited and Union
               Bank of Switzerland, London Branch, dated as of August 28, 1997
4.4    (6)     Forward Stock  Purchase  Agreement  between the Company and Union
               Bank of Switzerland, London Branch, dated as of August 28, 1997
4.5    (10)    Form of certificate representing shares of Common Stock
5              Form of Opinion of Alston & Bird LLP re legality
8              Form of Opinion of Alston & Bird LLP re tax matters
23.1           Consent of Alston & Bird LLP  (included as part of Exhibits 5 and
               8)
23.2           Consent of Ernst & Young LLP
23.3           Consent of PricewaterhouseCoopers LLP
24             Power of Attorney (included on the signature page hereof)

----------

(1) Filed as part of the Company's Current Report on Form 8-K dated April 1, 1996 and incorporated herein by reference.
(2) Filed as part of the Company's Current Report on Form 8-K dated April 29, 1996 and incorporated herein by reference.
(3) Filed as part of the Company's Current Report on Form 8-K dated January 9, 1997 and incorporated herein by reference.
(4) Filed as part of Registration Statement No. 33-88364 with the Securities and Exchange Commission and incorporated herein by reference.
(5) Filed as part of the Company's Current Report on Form 8-K dated August 27, 1997 and incorporated herein by reference.
(6) Filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

(7) Filed as part of Registration Statement No. 333-51671 with the Securities and Exchange Commission and incorporated herein by reference.
(8) Filed as part of the Company's Current Report on Form 8-K dated September 25, 1997 and amended by articles supplementary filed as part of the Company's Current Report on Form 8-K dated October 4, 1997 and articles supplementary filed as part of the Company's Current Report on Form 8-K dated April 20, 1998, each of which is incorporated herein by reference.
(9) Filed as part of the Company's Current Report on Form 8-K dated October 4, 1997 and incorporated herein by reference.
(10) Filed as part of Registration Statement No. 33-76952 with the Securities and Exchange Commission and incorporated herein by reference.